EXHIBIT 10(a)


                          CREDIT AGREEMENT



                                BETWEEN


               THE INTERPUBLIC GROUP OF COMPANIES, INC.


                                   AND



                          TRUST COMPANY BANK




                             U.S. $15,000,000



                       Dated as of March 14, 1995

                              CREDIT AGREEMENT



      AGREEMENT dated as of March 14, 1995 between THE INTERPUBLIC GROUP OF COMPANIES, INC., a Delaware corporation (the
"Borrower"), and TRUST COMPANY BANK, a Georgia State banking corporation (the "Bank").


      SECTION 1.       INTERPRETATIONS AND DEFINITIONS.

      1.1. Definitions. The following terms, as used herein, shall have the following respective meanings:

      "Adjusted London Interbank Offered Rate" shall have the meaning set forth in Section 2.4 hereof.

      "Base Rate" means, for any day, a rate per annum equal to the higher of (i) the Prime Rate for such date and (ii) the Federal Funds Rate for such day plus 1%.

      "Business Day" means any Domestic Business Day on which commercial banks in London are open for international business
(including dealings in Dollar deposits).

      "Cash Flow" means the sum of net income (plus any amount by which net income has been reduced by reason of the recognition of post-retirement and post-employment benefit costs prior to the period in which such benefits are paid), depreciation expenses, amortization costs and changes in deferred taxes.

      "Code" means the Internal Revenue Service Code of 1986, as amended, and any successor statute thereto.

      "Consolidated Subsidiary" means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements as of such date.

      "Consolidated Net Worth" means at any date the consolidated stockholders' equity of the Borrower and its Consolidated Subsidiaries as such appear on the financial statements of the Borrower determined in accordance with generally accepted accounting principles (plus any amount by which retained earnings has been reduced by reason of the recognition of post-retirement and post-employment benefit costs prior to the period in which such benefits are paid and without taking into account the effect of cumulative currency translation adjustments).

PAGE

      "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code.

      "Debt" of any Person means at any date, without duplication,
(i) all obligations of such Person for borrowed money, including reimbursement obligations for letters of credit, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under capital leases, (v) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, and (vi) all Debt of others Guaranteed by such Person, but in each case specified in (i) through (vi) excludes obligations arising in connection with securities repurchase transactions.

      "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time, or both, would become an Event of Default.

      "Dollars" and the sign "$" mean lawful money of the United
States of America.

      "Domestic Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in Georgia are authorized by law to close.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "Euro-Dollar Reserve Percentage" shall have the meaning set forth in Section 2.4 hereof.

      "Event of Default" has the meaning set forth in Section 7 hereof.

PAGE

      "Federal Funds Rate" means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Bank on such day on such transactions as determined by the Bank in a reasonable manner.

      "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

      "Interest Period" means a period of one, two or three months as selected by the Borrower, provided that:

            (a) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest
      Period shall end on the next preceding Business Day;

            (b) any Interest Period which begins on the last Business Day of the calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

      "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or other encumbrance of any kind in respect of such asset. For purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset,

      "Loan" has the meaning set forth in Section 2.1 hereof,

      "London Interbank Offered Rate" has the meaning set forth in
Section 2.4 hereof.

      "Material Subsidiary" shall have the same meaning as "Significant Subsidiary" set forth on the date hereof in Regulations S-X of the Securities and Exchange Commission.

      "Note" means the promissory note of the Borrower, substantially in the form of Exhibit "A" hereto, evidencing the obligation of the Borrower to repay the Loan.

      "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

      "Participant" has the meaning set forth in Section 8.3.

      "Person" means an individual, a corporation, a partnership, an association, a business trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

      "Plan" means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either
(i) maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

      "Prime Rate" means the rate of interest designated by Trust
Company Bank in Georgia from time to time as its Prime Rate.

      "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

      "Subsidiary" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is at the time directly or indirectly owned by the Borrower.

      "Total Borrowed Funds" means at any date, without duplication, (i) all outstanding obligations of the Borrower and its Consolidated Subsidiaries for borrowed money, (ii) all outstanding obligations of the Borrower and its Consolidated Subsidiaries evidenced by bonds, debentures, notes or similar instruments, and (iii) any outstanding obligations of the type set forth in (i) or (ii) of any other Person Guaranteed by the Borrower and its Consolidated Subsidiaries, it being understood that the obligation to repurchase securities transferred pursuant to a securities repurchase agreement shall not be deemed to give rise to any amount of Total Borrowed Funds pursuant to this definition.

      "Wholly-Owned Consolidated Subsidiary" means any
Consolidated Subsidiary all of the shares of capital stock or other ownership interests of which (except directors, qualifying shares) are at the time directly or indirectly owned by the Borrower.

      1.2. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder, shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Bank.


      SECTION 2.       TERMS OF THE LOAN.

      2.1. Loan. On the terms and conditions set forth in this Agreement, the Bank shall lend to the Borrower on March 14, 1995 the principal amount of $15,000,000 (the "Loan").

      2.2. Note. The Loan shall be evidenced by a single Note in the form set out in Exhibit "A."

      2.3.  Repayment of Principal.

            (A) Principal an the Loan shall be due and payable in three equal installments of $5,000,000. each on March 14, 2000, March 14, 2001 and March 14, 2002.

            (B) Borrower may not prepay all or any portion of the principal amount of the Loan prior to the maturity thereof as set forth in Section 2.3(A).

      2.4. Interest. The Loan shall bear interest on the unpaid principal amount thereof, for each Interest Period from the date hereof until March 14, 2002, at a rate per annum equal to the sum of 0.55% plus the applicable Adjusted London Interbank Offered Rate. Accrued but unpaid interest will be due and payable on March 14th, June 14th, September 14th and December 14th of each year and at maturity. Any overdue principal of and, to the extent permitted by law, overdue interest on the Loan shall bear interest for each day until paid at a rate per annum equal to the sum of 2% plus the higher of (i) the rate of interest applicable to such Loan and (ii) the Base Rate for such day, payable on demand of the Bank.

            Interest on the Loan shall be computed on the basis of a year of 360 days, and paid for actual days elapsed.

            The "London Interbank Offered Rate" applicable to any Interest Period means the rate per annum at which deposits in Dollars are offered to the Bank in the London interbank market at approximately 11:00 a.m. (London Time) two Business Days prior to the first day of such Interest Period in an amount approximately equal to the outstanding principal amount of the Loan to which such Interest Period is to apply and for a period of time comparable to such Interest Period.

            The "Adjusted London Interbank Offered Rate" applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the next higher 1/100 of 1%) by dividing (i) the applicable London
Interbank Offered Rate by (ii) 1.00 minus the Euro-Dollar Reserve
Percentage.

            The "Euro-Dollar Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of the Bank to United States residents). The Adjusted London Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

            The Borrower shall advise the Bank as to the duration of an Interest Period by giving the Bank either written or telephonic notice thereof before two o'clock p.m. Atlanta, Georgia time on the first Business Day of the applicable Interest Period. If the Borrower fails to give the Bank timely notice of the duration of any Interest Period, then the duration of any such Interest Period shall be one (1) month.

      2.5. General Provisions as to Payments.. The Borrower shall make each payment of principal of, and interest on, the Loan not later than 3:00 p.m. (Atlanta, Georgia time) on the date when due in funds immediately available in Georgia at the principal office of the Bank. Whenever any payment of principal of, or interest on, the Loan shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest shall be payable for such extended time.


      SECTION 3.       CONDITIONS OF CLOSING.

      The obligation of the Bank to make the Loan hereunder is subject to the performance by the Borrower of all its obligations under this Agreement and to the satisfaction of the following further conditions:

            (a)   receipt by the Bank of a duly executed Note;

            (b) that immediately after the making of the Loan no Default or Event of Default shall have occurred and be continuing;

            (c) that the representations and warranties contained in this Agreement shall be true on and as of the date of the Loan;

            (d) receipt by the Bank of an opinion of counsel to the Borrower as to the matters referred to in Sections 5.1, 5.2, 5.3, 5.5 and 5.8 hereof, and covering such other matters as the Bank may reasonably request, dated the date of the Loan, satisfactory in form and substance to the Bank;

            (e) receipt by the Bank of certified copies of all corporate action taken by the Borrower to authorize the execution, delivery and performance of this Agreement and the Note, and the Loan hereunder and such other corporate documents and other papers as the Bank may reasonably request;

            (f) receipt by the Bank of a certificate of a duly authorized officer of the Borrower as to the incumbency, and setting forth a specimen signature, of each of the persons
      (i) who has signed this Agreement on behalf of the Borrower;

      (ii) who will sign the Note on behalf of the Borrower; and

      (iii) who will, until replaced by other persons duly authorized for that purpose, act as the representatives of the Borrower for the purpose of signing documents in connection with this Agreement and the transactions contemplated hereby; and

            (g) receipt by the Bank of such other documents, evidence, materials and information with respect to the matters contemplated hereby as the Bank may reasonably request.

      SECTION 4.       CHANGE IN CIRCUMSTANCES AFFECTING LOAN.

      4.1. Basis for Determining Interest Rate Inadequate. If on or prior to the first day of any Interest Period deposits in Dollars (in the applicable amounts) are not being offered to the Bank in the London interbank market for such Interest Period, the Bank shall forthwith give notice thereof to the Borrower, whereupon the Loan shall instead bear interest at the Base Rate, payable upon demand of the Bank, until such time as deposits in Dollars (in the applicable amounts) are again being offered to the Bank in the London interbank market.

      4.2. Illegality. If, after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for the Bank to maintain or fund the Loan at the rate of interest provided in Section 2.4, the Bank shall forthwith so notify the Borrower, whereupon the Loan shall instead bear interest at the Base Rate, payable upon demand of the Bank, until such time as it is no longer unlawful or impossible for the Bank to maintain or fund the Loan at the rate of interest provided in Section 2.4.

      4.3.  Increased Costs and Reduced Returns.

            (A) If, after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

            (1) shall subject the Bank to any tax, duty or other charge with respect to the Loan or the Note, or shall change the basis of taxation of payments to the Bank of the principal of or interest on the Loan or in respect of any other amounts due under this Agreement or in respect of the Loan or its obligation to make the Loan (except for changes in the rate of tax on the overall net income of the Bank imposed by the jurisdiction in which the Bank's principal executive office is located); or

            (2) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System against assets of, deposits with or for the account of, or credit extended by, the Bank or shall impose on the Bank or on the London Interbank market any other condition affecting the Loan or the Note;

and the result of any of the foregoing is to increase the cost to the Bank of making or maintaining the Loan, or to reduce the amount of any sum received or receivable by the Bank under this Agreement or under the Note with respect thereto, by an amount deemed by the Bank to be material, then, within 15 days after demand by the Bank, the Borrower agrees to pay to the Bank such additional amount or amounts as will compensate the Bank for such increased cost or reduction.

            (B) If the Bank shall have determined that the adoption, after the date hereof, of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank's capital as a consequence of its obligations hereunder to a level below that which the Bank could have achieved but for such adoption, change or compliance (taking into consideration the Bank's policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then from time to time, within 15 days after demand by the Bank, the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such reduction.

            (C) The Bank will promptly notify the Borrower of any event of which it has knowledge, occurring after the date hereof which will entitle the Bank to compensation pursuant to this Section. A certificate by an officer of the Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall, in the absence of manifest error, constitute prima facie evidence of such amount. In determining such amount, the Bank may use any reasonable averaging and attribution methods.

      SECTION 5. REPRESENTATIONS AND WARRANTIES. The Borrower hereby represents and warrants to the Bank that:

      5.1. Corporate Existence and Power. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of its incorporation and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

      5.2. Corporate and Governmental Authorization; Contravention. The execution, delivery and performance by the Borrower of this Agreement and the Note are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or bylaws of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Material Subsidiaries.

      5.3. Binding Effect. This Agreement and the Note constitute valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms.

      5.4.  Financial Information.

            (A) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 1993 and the related consolidated statements of income and retained earnings and cash flows of the Borrower and its Consolidated Subsidiaries for the fiscal year then ended, certified by Price Waterhouse certified public accountants, and set forth in the Borrower's most recent Form 10-K, a copy of which has been delivered to the Bank, fairly present in conformity with generally accepted accounting principles, the consolidated financial position of the Borrower and its Consolidated Subsidiaries at such date and the consolidated results of operations for such fiscal year.

            (B) Since December 31, 1993 there has been no material adverse change in the business, financial position, results of operations or prospects of the Borrower and its Consolidated
Subsidiaries, considered as a whole.

      5.5. Litigation. There is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any of its Material Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a probability of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries or which in any manner draws into question the validity of this Agreement or the Note.

      5.6. Compliance with ERISA. Each member of the Controlled Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

      5.7. Taxes. United States Federal income tax returns of the Borrower and its Consolidated Subsidiaries have been examined and closed through the fiscal year ended 1985. The Borrower and its Consolidated Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Consolidated Subsidiary. The charges, accruals and reserves on the books of the Borrower and its Consolidated Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate except for those which are being contested in good faith by the Borrower.

      5.8.  Subsidiaries.  Each of the Borrower's Material
Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.


      SECTION 6.       COVENANTS.

      So long as the Loan is outstanding, the Borrower agrees that:

      6.1.  Information.  The Borrower will deliver to the Bank:

            (a) as soon as available and in any event within 95 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such year, and consolidated statements of income and retained earnings and statement of cash flows of the Borrower and its Consolidated Subsidiaries for such year, setting forth in each case in comparative form the figures for the preceding fiscal year, all reported on in a manner acceptable to the Securities and Exchange Commission by Price Waterhouse or other independent certified public accountants of nationally recognized standing;

            (b) as soon as available and in any event within 50 days after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter with comparative information as of the previous fiscal year-end and the related consolidated statements of income and retained earnings and statement of cash flows of the Borrower and its Consolidated Subsidiaries for such quarter and for the portion of the Borrower's fiscal year ended at the end of such quarter setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower's previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by the chief financial officer or the chief accounting officer of the Borrower;

            (c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer or the chief accounting officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 6.6 to 6.8, inclusive, on the date of such financial statements and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

            (d) within five days of any principal officer of the Borrower obtaining knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

            (e) promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

            (f) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly or monthly reports which the Borrower shall have filed with the Securities and Exchange Commission;

            (g) if and when any member of the Controlled Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA, a copy of such notice; or (iii) receives notice from the PBGC under

      Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice; and

            (h) from time to time such additional information regarding the financial position or business of the Borrower as the Bank may reasonably request.

      6.2.  Maintenance of Property; Insurance.

            (A) The Borrower will keep, and will cause each Material Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted,

            (B) The Borrower will maintain, and will cause each Material Subsidiary to maintain, (i) physical damage insurance on all real and personal property on an all risks basis (including the perils of flood and quake), covering the repair and replacement cost of all such property and consequential loss coverage for business interruption and extra expense, (ii) public liability insurance in an amount not less than $10,000,000, and
(iii) such other insurance coverage in such amounts and with respect to such risks as the Bank may reasonably request. All such insurance shall be provided by insurers having an A.M. Best policyholders rating of no less than B+ or such other insurers as the Bank may approve in writing. The Borrower will deliver to the Bank (i) upon request of the Bank from time to time full information as to the insurance carried, (ii) within five days of receipt of notice from any insurer a copy of any notice of cancellation or material change in coverage from that existing on the date of this Agreement and (iii) forthwith, notice of any cancellation or nonrenewal of coverage by the Borrower.

      6.3. Conduct of Business and Maintenance of Existence. The Borrower will continue, and will cause each Material Subsidiary to continue, to engage in business of the same general type as now conducted by the Borrower and its Material Subsidiaries, and will preserve, renew and keep in full force and effect and will cause each Material Subsidiary to preserve renew and keep in full force and effect their respective corporate existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business.

      6.4. Compliance with Laws. The Borrower will comply, and cause each Material Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations and requirements of governmental authorities (including, without limitation, ERISA and the rules and regulations thereunder) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or where the failure to comply will have no material effect on the Borrower or any Material Subsidiary.

      6.5. Inspection of Property, Books and Records. The Borrower will keep, and will cause each Material Subsidiary to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Material Subsidiary to permit, representatives of the Bank at the Bank's expense to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants, all at such reasonable times and as often as may reasonably be necessary to ensure compliance by the Borrower with its obligations hereunder.

      6.6.  Cash Flow to Total Borrowed Funds.  The ratio of Cash
Flow to Total Borrowed Funds shall not be less than .30 for any consecutive four quarters, such ratio to be calculated at the end of each quarter on a trailing four quarter basis.

      6.7. Total Borrowed Funds to Consolidated Net Worth. Total Borrowed Funds will not exceed 85% of Consolidated Net Worth at the end of any quarter of any fiscal year.

      6.8. Minimum Consolidated Net Worth. Consolidated Net Worth will at no time be less than $440,000,000 plus 25% of the consolidated net income of the Borrower at the end of each fiscal quarter for each fiscal year commencing after the fiscal year ending December 31, 1992.

PAGE

      6.9.  Negative Pledge.  Neither the Borrower nor any
Consolidated Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except for:

            (a) Liens existing on the date hereof securing Debt outstanding on the date hereof;

            (b) any Lien existing on any asset of any corporation at the time such corporation becomes a Consolidated
      Subsidiary and not created in contemplation of such event;

            (c) any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset, provided that such Lien attaches to such asset concurrently with or within 90 days after the acquisition thereof;

            (d) any Lien on any asset of any corporation existing at the time such corporation is merged into or consolidated with the Borrower or a Consolidated Subsidiary and not created in contemplation of such event;

            (e) any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Consolidated
      Subsidiary and not created in contemplation of such acquisition;

            (f) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that such Debt is not increased and is not secured by any additional assets;

            (g) Liens arising in the ordinary course of its business which (i) do not secure Debt and (ii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

            (h) Liens not otherwise permitted by the foregoing clauses of this Section securing Debt in an aggregate principal amount at any time outstanding not to exceed 10% of Consolidated Net Worth; and

            (i) Any liens on property arising in connection with a securities repurchase transaction.

      6.10. Consolidations, Mergers and Sales of Assets. The Borrower will not (i) consolidate or merge with or into any other Person (other than a Subsidiary of the Borrower) unless the Borrower's shareholders immediately before the merger or consolidation are to own more than 70% of the combined voting power of the resulting entity's voting securities or (ii) sell, lease or otherwise transfer all or substantially all of the Borrower's business or assets to any other Person (other than a Subsidiary of the Borrower). The Borrower will not permit any Material Subsidiary to consolidate with, merge with or into or transfer all or any substantial part of its assets to any Person other than the Borrower or a Subsidiary of the Borrower.

      6.11. Use of Proceeds. No part of the proceeds of the Loan will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate of buying or carrying any "margin stock."


      SECTION  7.      EVENTS OF DEFAULT.

      If any one or more of the following events ("Events of Default") shall have occurred and be continuing:

            (a) the Borrower shall fail to pay any principal of the Loan when due or interest on the Loan within three days after the same becomes due; or


            (b) the Borrower shall fail to observe or perform any covenant contained in Section 6.1(d) or Sections 6.6 to 6.10 (inclusive) hereof; or

            (c) the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for 30 days after written notice thereof has been given to the Borrower by the Bank; or

            (d) any representation, warranty, certification or statement made by the Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect upon the date when made or deemed made; or

            (e) the Borrower or any Material Subsidiary shall fail to make any payment in respect of any Debt in excess of $10,000,000 (other than the Note) when due or within any applicable grace period provided such failure is not a result of a dispute being contested in good faith by the Borrower or any Material Subsidiary; or

            (f) any event or condition shall occur which results in the acceleration of the maturity of any Debt of the Borrower or any Material Subsidiary in excess of $10,000,000 or enables (or which, with the giving of notice or lapse of time or both, would enable) the holder of such Debt or any Person acting on such holder's behalf to accelerate the maturity thereof; or

            (g) the Borrower or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

            (h) an involuntary case or other proceeding shall be commenced against the Borrower or any Material Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Material Subsidiary under the federal bankruptcy laws as now or hereafter in effect; or

            (i) the Borrower or any other member of the Controlled Group shall fail to pay when due any amount or amounts which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans shall be filed under Title IV of ERISA by any member of the Controlled Group, any plan administrator or any combination of the foregoing, or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Plan or a proceeding shall be instituted by a fiduciary of any Plan against any member of the Controlled Group to enforce
      Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Plan must be terminated; or

            (j) judgments or orders for the payment of money in excess of $10,000,000 in the aggregate shall be rendered against the Borrower or any Material Subsidiary and such judgments or orders shall continue unsatisfied and unstayed for a period of 60 days; or

            (k) any person or group of persons (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")), other than the Borrower or any of its Subsidiaries, becomes the beneficial owner (within the meaning of Rule 13d-3 under the 1934 Act) of 30% or more of the combined voting power of the Borrower's then outstanding voting securities; or a tender offer or exchange offer (other than an offer by the Borrower or a Subsidiary) pursuant to which 30% or more of the combined voting power of the Borrower's then outstanding voting securities was purchased, expires; or during any period of two consecutive years, individuals who, at the beginning of such period, constituted the Board of Directors of the Borrower cease for any reason to constitute at least a majority thereof unless the election or the nomination for the election by the Borrower's stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; then, and in every such event, (1) in the case of any of the Events of Default specified in paragraphs (g) or (h) above, principal of and accrued interest on the Note shall automatically become due and payable without presentment, demand, protest or other notice or formality of any kind, all of which are hereby expressly waived and (2) in the case of any other Event of Default specified above, the Bank may, by notice in writing to the Borrower, declare the Note and all other sums payable under this Agreement to be, and the same shall thereupon forthwith become, due and payable without presentment, demand, protest or other notice or formality of any kind, all of which are hereby expressly waived.

      SECTION 8.       MISCELLANEOUS.

      8.1. Notices. Unless otherwise specified herein all notices, requests, demands or other communications to or from the parties hereto shall be deemed to have been duly given and made when sent by United States mail, certified, return receipt requested or by telegram or facsimile transmitting machine, and, in the case of a telex, when a telex is sent and the appropriate answerback received. Any such notice, request, demand or communication shall be delivered or addressed as follows;

            (i) if to the Borrower, to it at 1271 Avenue of the Americas, New York, New York 10020; Attention: Vice
      President and Treasurer;

            (ii) if to the Bank, to it at 25 Park Place, Atlanta, Georgia 30303; Attention: Center 122 (Kathy Dorsey); or at such other address or telex number as any party hereto may designate by written notice to the other party hereto.

      8.2.  Amendments and Waivers; Cumulative Remedies.

            (A) None of the terms of this Agreement may be waived, altered or amended except by an instrument in writing duly executed by the Borrower and the Bank.

            (B) No failure or delay by the Bank in exercising any right, power or privilege hereunder or under the Note shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by law.

      8.3.  Successors and Assigns.

            (A) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Borrower and the Bank, except that the Borrower may not assign or otherwise transfer any of its rights and obligations under this Agreement without the prior written consent of the Bank which the Bank shall not unreasonably delay or withhold.

            (B) The Bank may at any time grant to one or more banks or other institutions (each a "Participant") participating interests in the Loan. In the event of any such grant by the Bank of a participating interest to a Participant, whether or not upon notice to the Borrower, the Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower shall continue to deal solely and directly with the Bank in connection with the Bank's rights and obligations under this Agreement. Any agreement pursuant to which the Bank may grant such a participating interest shall provide that the Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that the Bank will not agree to any modification, amendment or waiver of this Agreement which
(i) reduces the principal of or rate of interest on the Loan or
(ii) postpones the date fixed for any payment of principal of or interest on the Loan without the consent of the Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 4 with respect to its participating interest.

            (C) No Participant or other transferee of the Bank's rights shall be entitled to receive any greater payment under
Section 4 than the Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower's prior written consent or at a time when the circumstances giving rise to such greater payment did not exist.

      8.4.  Expenses; Documentary Taxes; Indemnification.

            (A) The Borrower shall pay (i) all out-of-pocket costs and expenses incurred by the Bank in preparation of this Agreement and closing of the Loan (including fees and disbursements of counsel), (ii) all out-of-pocket expenses and internal charges of the Bank (including fees and disbursements of counsel) in connection with any Default or alleged Default hereunder and (iii) if there is an Event of Default, all out-of-pocket expenses incurred by the Bank (including fees and disbursements of counsel) in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom. The Borrower shall indemnify the Bank against any transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of this Agreement or the Note.

            (B) The Borrower agrees to indemnify the Bank and hold the Bank harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind (including, without limitation, the reasonable fees and disbursements of counsel for the Bank in connection with any investigative, administrative or judicial proceeding, whether or not the Bank shall be designated a party thereto) which may be incurred by the Bank relating to or arising out of this Agreement or any actual or proposed use of proceeds of the Loan hereunder; provided, that the Bank shall not have the right to be indemnified hereunder for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction.

      8.5. Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

      8.6. Headings; Table of Contents. The section and subsection headings used herein and the Table of Contents have been inserted for convenience of reference only and do not constitute matters to be considered in interpreting this Agreement.

      8.7. Governing Law. This Agreement and the Note shall be construed in accordance with and governed by the law of the State of New York.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.


                                   THE INTERPUBLIC GROUP OF COMPANIES,
                                   INC.


                                   By:   Alan M. Forster
                                         Title: Vice President &
                                                 Treasurer


                                   TRUST COMPANY BANK


                                   By:   Allison L. Vella
                                         Title: Vice President


                                   By:   John Vincent
                                         Title: Assistant Vice
                                                President

                       TABLE OF CONTENTS


SECTION 1.        INTERPRETATIONS AND DEFINITIONS                     1
      1.1.        Definitions                                         1
      1.2.        Accounting Terms and Determinations                 5

SECTION 2.        TERMS OF THE LOAN                                   6
      2.1.        Loan                                                6
      2.2.        Note                                                6
      2.3.        Repayment of Principal                              6
      2.4.        Interest                                            6
      2.5.        General Provisions as to Payments                   7

SECTION 3.        CONDITIONS OF CLOSING                               8

SECTION 4.        CHANGE IN CIRCUMSTANCES AFFECTING LOAN              9
      4.1.        Basis for Determining Interest Rate
                  Inadequate                                          9
      4.2.        Illegality                                          9
      4.3.        Increased Costs and Reduced Returns                 9

SECTION 5.        REPRESENTATIONS AND WARRANTIES                      11
      5.1.        Corporate Existence and Power                       11
      5.2.        Corporate and Governmental Authorization;
                  Contravention                                       11
      5.3.        Binding Effect                                      12
      5.4.        Financial Information                               12
      5.5.        Litigation                                          12
      5.6.        Compliance with ERISA                               12
      5.7.        Taxes                                               13
      5.8.        Subsidiaries                                        13

SECTION 6.        COVENANTS                                           13
      6.1.        Information                                         13
      6.2.        Maintenance of Property; Insurance                  15
      6.3.        Conduct of Business and Maintenance of
                  Existence                                           16
      6.4.        Compliance with Laws                                16
      6.5.        Inspection of Property, Books and Records           16
      6.6.        Cash Flow to Total Borrowed Funds                   17
      6.7.        Total Borrowed Funds to Consolidated
                  Net Worth                                           17
      6.8.        Minimum Consolidated Net Worth                      17
      6.9.        Negative Pledge                                     17
      6.10.       Consolidations, Mergers and Sales of Assets         18
      6.11.       Use of Proceeds                                     18

SECTION  7.       EVENTS OF DEFAULT                                   18

SECTION 8.        MISCELLANEOUS                                       21
      8.1.        Notices                                             21
      8.2.        Amendments and Waivers; Cumulative Remedies         22
      8.3.        Successors and Assigns                              22
      8.4.        Expenses; Documentary Taxes; Indemnification        23
      8.5.        Counterparts                                        23
      8.6.        Headings; Table of Contents                         24
      8.7.        Governing Law                                       24